Exhibit 3.1

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU

Articles of Amendment

     In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is: Healthaxis Inc.

2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a)	Number and Street 2500 Dekalb Pike	City Norristown	State PA	Zip 19404		County Montgomery

(b)	Name of Commercial Registered Office Provider c/o				County

3.	The statute by or under which it was incorporated: PA Business Corp. Law

4.	The date of its incorporation: June 4, 1982

5.	Check, and if appropriate complete, one of the following:

☐	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☒	The amendment shall be effective on:	August 20, 2003	at 12:01 a.m.

		Date	Hour

6.	Check one of the following:

☒	The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

☐	The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7.	Check, and if appropriate, complete one of the following:

☐	The amendment adopted by the corporation, set forth in full, is as follows:

☒	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8.	Check if the amendment restates the Articles:

☐	The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 19th day of August, 2003.

Healthaxis Inc.

Name of Corporation
/s/	James W. McLane

Signature
Chairman and Chief Executive Officer

Title

Exhibit A

The following paragraph shall be added after the first full paragraph of Article 5 and before paragraph (a) thereof:

As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, every 10 shares of common stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of common stock. The authorized shares of common stock of the Corporation shall not be changed. No fractional share shall be issued in connection with the foregoing stock split; all shares of common stock so split that are held by a shareholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of common stock to which a shareholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such shareholder equal to the fair value, as determined by the Board of Directors, of such fractional share as of the effective date of the foregoing split.